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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the inclusion in this Registration Statement on Form S-11 (File No. 333-22731) of our report dated February 13, 1996, except for information as to earnings per share, dividends per share and average shares outstanding, for which the date is March 3, 1997, on our audits of Westfield America, Inc. as of December 31, 1995 and for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 11, 1994, which financial statements are included in this Registration Statement. We also consent to the reference to our firm under the caption "Experts."



Coopers & Lybrand LLP
Los Angeles, California
April 10, 1997